Exhibit 5

                        Letterhead of Dennis E. O'Reilly




                                             November 19, 1999


To Conexant Systems, Inc.


Dear Sirs:

         I am Senior Vice President, General Counsel and Secretary of Conexant Systems, Inc., a Delaware corporation ("Conexant"), and am delivering this opinion in connection with the filing by Conexant of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), 15,000,000 shares of Common Stock, par value $1 per share, of Conexant (including the associated Preferred Share Purchase Rights, the "Common Stock"), which may be delivered from time to time pursuant to the Conexant Systems, Inc. 2000 Non-Qualified Stock Plan (the "Plan").

         I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued shares of Common Stock delivered in accordance with the Plan will, when so delivered, be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

         I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.


                                                   Very truly yours,

                                                   /s/ Dennis E. O'Reilly
                                                   Dennis E. O'Reilly